CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2013

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Transocean Ltd. (the "Company") today announced that a subsidiary of the Company has awarded contracts for the construction of five Super B 400 Bigfoot Class jackup drilling rigs. The first rig is expected to be delivered from the shipyard in the first quarter of 2016 and the remaining four jackups delivered at approximately four-month intervals thereafter. The combined capital cost for the five rigs is estimated at approximately $1.2 billion, excluding capitalized interest, and includes the shipyard contracts; project management; all owner-furnished equipment; capital spares and inventory; and costs associated with operational readiness.
Additionally, each of the five contracts includes an option to order an additional jackup of the same design and specifications on similar terms. The first option must be exercised within one year; the remaining four options must be exercised within consecutive four-month intervals thereafter.

Forward-Looking Statements

Statements included in this Current Report on Form 8-K and the press release incorporated herein by reference, regarding the contracts associated with the newbuilds, future options for purchase, delivery dates and capital costs are forward-looking statements that involve certain assumptions. These statements involve risks and uncertainties including, but not limited to market conditions, closing conditions, availability of equipment, and other factors detailed in "Risk Factors" and elsewhere in the Company's filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: November 6, 2013	By	/s/ Jill S. Greene
Jill S. Greene
Authorized Person